Exhibit 10.22

AMENDMENT TO OPTION GRANT AGREEMENT

This Amendment (“Amendment”) to the Nonqualified Stock Option Grant Agreement, between Fibrocell Science, Inc. and David Pernock, dated as of July 19, 2013 (the “Option Agreement”) is made and entered into as of March 11, 2015 (the “Effective Date”), by and between Fibrocell Science, Inc. (the “Company”) and David Pernock (the “Executive”).
WHEREAS, the Company and the Executive have entered into the Option Agreement, which was issued pursuant to the Fibrocell Science, Inc. 2009 Equity Incentive Plan; and
WHEREAS, the Company and the Executive desire to amend certain provisions of the Option Agreement to reduce the period of time the Executive could exercise the option granted pursuant to the Agreement upon his termination of service with the Company.
NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and intending to be legally bound hereby, the parties agree as follows:

1.Effective upon the date hereof, Section 3 of the Option Agreement is deleted and shall be replace in its entirety with the following:

“3.    Term of Option.
(a)     The Option shall have a term of 10 years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b)    The Option shall automatically terminate upon the happening of the first of the following events:
(i)    The expiration of the six-month period after the Grantee ceases to be employed by, or provide service to, the Employer, if the termination is for any reason other than Disability (as defined in the Plan), or death (as defined in the Plan).
(ii)    The expiration of the one‑year period after the Grantee ceases to be employed by, or provide service to, the Employer on account of the Grantee’s Disability.
(iii)    The expiration of the one‑year period after the Grantee ceases to be employed by, or provide service to, the Employer, if the Grantee dies while employed by, or providing service to, the Employer or while the Option remains outstanding as described in subparagraph (i) or (ii) above.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is immediately before the tenth anniversary of the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Employer shall immediately terminate.”

2.Capitalized terms not defined herein shall have the meaning set forth in the Option Agreement.

3.All other provisions of the Option Agreement not amended by this Amendment shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

FIBROCELL SCIENCE, INC.

By:	/s/ Kimberly M. Smith
Name:	Kimberly M. Smith
Its:	Interim Chief Financial Officer
EXECUTIVE

By:	/s/ David Pernock
Name:	David Pernock